EXHIBIT 99.1

Press Release Dated January 13, 2004



            Park City Group, Inc. To Bolster Revenues by $1 Million
                      As A Result of distributor agreement


   Mrs. Fields Cookies Co-Founder Randall K. Fields Moves the Company Another
              Step Forward in Increasing Retail Market Penetration


PARK CITY, UTAH - January 13, 2004 - Park City Group, Inc. (OTCBB: PKCY) a leading provider of business analytics, inventory management, workforce management and HR/ Workflow processing software and services to the retail industry announced a newly formed alliance with CRS Retail Systems, Inc., of Newburgh NY, a recognized leader in software and services to the retail marketplace. With more than 100,000 in-store systems installed in 32 countries and 10 languages, CRS is considered to be a trusted leader in the retail industry. "This is an extraordinary opportunity for us to work together with a well respected retail solutions provider like CRS Retail Systems, Inc.," states Randy Fields, CEO and President of Park City Group, Inc. "This agreement between our organizations will produce a minimum of nearly $1 million of revenue in our current fiscal year and has the potential to produce multi-million dollars of additional revenues over the next few years, depending on the renewal options selected by CRS Retail Systems."

"Our alliance will provide advanced scheduling and related workforce management capabilities to our already well received CRS Retail Suite(TM), "notes Kathy Frommer, chief executive officer of CRS Retail Systems. "Under the terms of the agreement, CRS Retail Systems is granted an exclusive license and additional rights to brand and resell Park City Group's patented technology for labor scheduling, forecasting, and reporting. The timing of this agreement will allow us to officially unveil our new CRS LaborManagement(TM) at next week's 93rd National Retail Federation Convention and EXPO, of which the Park City Group labor management applications are a major component."

"This is an achievement of another step in our plan to increase the distribution of our technologies into the retail market," notes Fields. "We expect that this will be a long and mutually beneficial alliance. As effective of an organization CRS Retail Systems team is, many more retail organizations will be able to benefit from our patented technologies and the robust labor management functionality from which our customers have benefited over the past few years. We look forward to working with a dynamic company like CRS Systems for a long time to come."

About Park City Group, Inc.

Park City Group is a leading provider of software and services for business productivity and includes solutions that address business analytics, inventory management, workforce management and HR/Workflow processes. The software was developed initially for the Mrs. Fields Cookies business, Randall K. Fields, who Co-Founded Mrs. Fields Cookies is CEO of Park City Group. Park City Group has such marquee customers like, The Home Depot, The Limited, Williams-Sonoma and many more recognized retail operations. The company uniquely leverages its expertise in retail operations management and state-of-the-art, patented technologies to simplify the planning and execution of complex processes; deliver timely, relevant and "action-able" information; and improve its customers' profitability by putting the "best manager" in every store. For additional information, please contact Park City Group at 800.835.8824, e-mail:info@parkcitygroup.com, or visit the corporate website at www.parkcitygroup.com.


About CRS Retail Systems, Inc.

CRS Retail Systems provides retail management software, hardware, and services to help its customers drive sales, improve customer service, and reduce operating costs, all with more ease and flexibility. With more than 100,000 in-store systems installed in 32 countries and 10 languages, CRS is a trusted leader in the retail industry. CRS customers include leading retailers such as American Eagle Outfitters, Ann Taylor, Barnes & Noble, Chico's, Foot Locker, J. Crew, Sport Chalet, Yankee Candle, and Rosebys (U.K.), among others. CRS is a privately held company with more than 260 employees based at its Newburgh, N.Y. headquarters and a regional office in Salt Lake City, Utah. For more information, please visit the CRS website at www.crsretail.com or call 845-567-1234.


         Media Contacts:
         For CRS Retail Systems                 For Park City Group
         Marc Dietz                             Carolyn Doll
         CRS Retail Systems, Inc.               Park City Group, Inc.
         (845) 567-1234                         (800) 772-4556
         mdietz@crsretail.com                   cdoll@parkcitygroup.com


Statements in this press release that relate to Park City Group's future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for the Company's products and services, risks associated with the integration of acquisitions and other investments, and other factors discussed in the "forward-looking information" section and the "risk factor" section of the management's discussion and analysis included in the Company's annual report on Form 10-K for the year ended June 30, 2003 filed with the Securities and Exchange Commission. Park City Group uses the paid services of investor relations organizations to promote the Company to the investment community. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.